Exhibit 99.1

Perry Ellis International Reports 3rd Quarter Fiscal 2007 Results

•	Reports third quarter earnings of $0.80 per fully diluted share, ahead of management’s plan. Strong gross profit margin and EBITDA margin improvement

•	Annual Fiscal 2007 revenue view of $840 - $850 million, confirms previously announced proforma earnings range of $2.30 - $2.40 per fully diluted share

•	Announces 3-for-2 stock split effected in the form of a stock dividend payable December 29,2006

MIAMI—(BUSINESS WIRE)—Nov. 21, 2006—Perry Ellis International, Inc. (NASDAQ:PERY): Perry Ellis International, Inc. (NASDAQ:PERY) today reported results for the third quarter ended October 31, 2006 (“third quarter of fiscal 2007”), which included total revenues of $213.2 million, compared to $220.0 million, a 3.1% decline from the comparable period a year ago. The decline in total revenues during the quarter was anticipated as a part of management’s fiscal 2007 plan and is primarily attributable to the final impacts of retailer consolidation and elimination of certain private label sportswear programs. Total revenues for the nine month period ended October 31, 2006 were $598.3 million, compared to $635.5 million, a 5.9% decline versus the comparable period last year.

For the third quarter of fiscal 2007, net earnings were $8.2 million compared to $8.1 million for the comparable quarter last year and per share results were equal to last year at $0.80 per fully diluted share. Third quarter earnings were above last year’s levels as improved gross profit margin performance and lower interest costs offset the impact of lower total revenues. Additionally, the third quarter of fiscal 2007 results include expenses of $0.02 per share for the adoption of Statement of Financial Accounting Standards (“SFAS”) 123R requiring the expensing of stock options. These costs are not reflected in prior year results.

Overall third quarter results were ahead of management’s previously announced plans, and included a 200 basis point improvement in gross profit margin and a 29 basis point improvement in EBITDA margin.

For the nine months ended October 31, 2006, earnings were $1.14 per fully diluted share compared to earnings of $1.45 per fully diluted share for the comparable period last year. However, proforma earnings for nine months of fiscal 2007 were $1.33 per fully diluted share. Proforma results exclude the impact of $3.0 million in debt extinguishment costs ($0.19 per fully diluted share) incurred as a result of the March 2006 repayment of the Company’s $57 million senior secured notes.

The Company believes that proforma results provide a more meaningful comparison of financial performance. A table showing the reconciliation of actual to proforma earnings per share results is attached. Additionally, both proforma and reported earnings per share results for the nine months of fiscal 2007 include expenses of $0.06 per share related to the adoption of SFAS 123R, requiring the expensing of stock options. These costs are not reflected in prior year results.

Looking forward for the balance of fiscal 2007, Perry Ellis indicated it anticipates annual revenue in the range of $840—$850 million, and confirmed it’s previously announced proforma earnings view range of $2.30—$2.40 per fully diluted share.

In a separate release today Perry Ellis International also reported a 3-for-2 stock split effected in the form of a stock dividend payable on December 29, 2006 to stockholders of record as of December 12, 2006. All earnings per share references in this release do not include the impact of the stock dividend.

George Feldenkreis, Chairman and Chief Executive Officer commented: “We are pleased with our strong gross profit margin improvement both during the third quarter and on a year to date basis. This is a consequence of our products continuing to perform exceptionally well at retail, as well as improved production planning and sourcing. We are also pleased to announce a 3-for-2 stock split which reflects the confidence we have in our future business growth.”

Oscar Feldenkreis, Vice-Chairman, President and Chief Operating Officer stated: “Third quarter results reflect the end of the impact of retail consolidation and other factors that have impacted top line growth. We are well positioned for record sales and gross margins in our upcoming fourth quarter with our diversified growth platforms including swim, outerwear, Perry Ellis sportswear, international and direct retail. We expect these and other growth platforms to continue to show strong growth as we enter fiscal 2008.”

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories, and fragrances. The company’s collection of dress and casual shirts, golf sportswear, sweaters, dress and casual pants and shorts, jeans wear, active wear and men’s and women’s swimwear is available through all major levels of retail distribution. The company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands including Perry Ellis(R), Jantzen(R), Cubavera(R), Munsingwear(R), Savane(R), Original Penguin(R), Grand Slam(R), Natural Issue(R), Pro Player(R), the Havanera Co.(R), Axis(R), Tricots St. Raphael(R), Gotcha(R), Girl Star(R) and MCD(R). The company enhances its roster of brands by licensing trademarks from third parties including Dockers(R) for outerwear, Nike(R) and JAG(R) for swimwear, and PING(R) and PGA TOUR(R) for golf apparel. Additional information on the company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “could,” “may,” “might,” “potential,” “predict,” “should,” “estimate,” “expect,” “project,” “believe,” “plan,” “envision,” “continue,” “intend,” “target,” “contemplate,” or “will” and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to integrate acquired businesses, trademarks, tradenames and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct to consumer retail markets, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, and other factors set forth in Perry Ellis International’s filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

CONTACT: Perry Ellis International Investor Relations:

Francisco G. Hoffmann, 305-873-1488

SOURCE: Perry Ellis International

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s, except per share information)

INCOME STATEMENT DATA:

	Three Months Ended October 31,		Nine Months Ended October 31,
	2006	2005	2006	2005
Revenues
Net sales	$207,794	$214,665	$581,747	$619,357
Royalty income	5,445	5,290	16,512	16,182

Total revenues	213,239	219,955	598,259	635,539
Cost of sales	140,781	149,595	401,506	438,414

Gross profit	72,458	70,360	196,753	197,125
Operating expenses
Selling, general and administrative expenses	51,746	49,648	151,514	150,754
Depreciation and amortization	2,900	2,436	8,350	6,899

Total operating expenses	54,646	52,084	159,864	157,653

Operating income	17,812	18,276	36,889	39,472
Costs on early extinguishment of debt	—	—	2,963	—
Interest expense	5,000	5,621	15,650	16,402

Income before minority interest and income taxes	12,812	12,655	18,276	23,070
Minority interest	92	59	236	427
Income tax provision	4,479	4,503	6,342	8,063

Net income	$8,241	$8,093	$11,698	$14,580

Net income per share
Basic	$0.85	$0.85	$1.21	$1.53

Diluted	$0.80	$0.80	$1.14	$1.45

Weighted average number of shares outstanding
Basic	9,692	9,471	9,645	9,516
Diluted	10,360	10,090	10,218	10,039

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s)

BALANCE SHEET DATA:

	As of
	October 31, 2006	January 31, 2006
Assets
Current assets:
Cash and cash equivalents	$5,239	$9,412
Accounts receivable, net	140,774	152,529
Inventories, net	126,386	126,413
Other current assets	17,406	16,239

Total current assets	289,805	304,593

Property and equipment, net	70,353	66,592
Intangible assets, net	183,096	183,090
Other assets	11,868	15,739

Total assets	$555,122	$570,014

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$38,687	$51,763
Accrued expenses and other liabilities	20,883	16,441
Accrued interest	2,278	6,743
Unearned revenues	1,613	1,096

Total current liabilities	63,461	76,043

Long term liabilities:
Senior subordinated notes payable	149,037	148,914
Senior secured notes payable	—	56,923
Senior credit facility	65,126	40,391
Real estate mortgage	26,731	12,336
Deferred pension obligation	13,721	13,721
Lease payable long term	283	452

Total long term liabilities	254,898	272,737

Total liabilities	318,359	348,780

Minority interest	2,090	1,854

Stockholders’ equity
Preferred stock	—	—
Common stock	98	96
Additional paid in capital	92,878	90,084
Retained earnings	140,677	128,979
Accumulated other comprehensive income	1,020	221

Total stockholders’ equity	234,673	219,380

Total liabilities and stockholders’ equity	$555,122	$570,014

	.
	$—	$—

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO EBITDA (1)

(UNAUDITED)

(amounts in 000’s)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2006	2005	2006	2005
Net income as reported	$8,241	$8,093	$11,698	$14,580
Plus:
Depreciation and amortization	2,900	2,436	8,350	6,899
Interest expense	5,000	5,621	15,650	16,402
Costs on early extinguishment of debt	—	—	2,963	—
Minority interest	92	59	236	427
Income tax provision	4,479	4,503	6,342	8,063

EBITDA	$20,712	$20,712	$45,239	$46,371

Total revenues	$213,239	$219,955	$598,259	$635,539

EBITDA margin percentage of revenues	9.71%	9.42%	7.56%	7.30%

(1)	EBITDA consists of earnings before interest, costs on early extinguishment of debt, taxes, depreciation, amortization and minority interest. EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America, and does not represent cash flow from operations. EBITDA is presented solely as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF DILUTED EARNINGS PER SHARE TO PROFORMA DILUTED EARNINGS PER SHARE (2)

(UNAUDITED)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2006	2005	2006	2005
Diluted earnings per share view	$0.80	$0.80	$1.14	$1.45
Plus:
Effect of debt extinguishment costs, net of tax effect	$—	$—	$0.19	$—

Proforma diluted earnings per share view	$0.80	$0.80	$1.33	$1.45

(2)	Proforma diluted earnings per share for the nine months ended October 31, 2006, consists of diluted earnings per share excluding the effect of approximately $3.0 million ($1.9 million, net of taxes) for debt extinguishment costs related to the call of our $57 million senior secured notes. Proforma diluted earnings per share is not a measurement of financial performance under generally accepted accounting principles. Accordingly, you should not regard this figure as an alternative to actual diluted earnings per share. Proforma diluted earnings per share is presented solely as a supplemental disclosure.

Additionally, proforma diluted earnings per share and diluted earnings per share for the three and nine months ended October 2006 include expenses of $0.02 and $0.06 per share, respectively related to the adoption of SFAS 123R, which requires the expensing of stock options. Such expense was not recognized in the prior period as SFAS 123R was implemented on February 1, 2006.